Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-178131) pertaining to the Amended and Restated Omnibus Incentive Plan of Angie’s List, Inc. of our report dated March 15, 2012 with respect to the consolidated financial statements included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Indianapolis, Indiana

March 15, 2012